As filed with the Securities and Exchange Commission on April 13, 2006
Registration No. 333-131634

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
Under the
Securities Act of 1933

LUMERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	2869	91-2011728
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

19910 North Creek Parkway
Bothell, Washington 98011
(425) 415-6900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas D. Mino
Chief Executive Officer
Lumera Corporation
19910 North Creek Parkway
Bothell, Washington 98011
(425) 415-6900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christopher J. Austin, Esq.
Ropes & Gray LLP
One Embarcadero Center, Suite 2200
San Francisco, California 94111
Telephone: (415) 315-6300
Telecopy: (415) 315-6350

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion
April 13, 2006

Common Stock

2,550,000 Shares

This prospectus relates to the offer and sale from time to time of up to 2,550,000 shares of the common stock of Lumera Corporation by the selling stockholders of the Company named herein. The shares covered by this prospectus were initially issued by the Company prior to the Company’s initial public offering and are currently restricted securities.

This prospectus will be used by the selling stockholders listed on page 15 to resell, from time to time, their common stock. We will not receive any of the proceeds from the sale of the common stock offered pursuant to this prospectus.

Investing in our common stock involves a high degree of risk.
See “Risk factors” beginning on page 4.

Our common stock is listed on The Nasdaq National Market under the ticker symbol “LMRA.” On April 12, 2006, the closing price for one share of our common stock on The Nasdaq National Market was $3.90.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

(i)

SUMMARY

This summary highlights information about Lumera. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated herein by reference carefully, especially “Risk Factors” beginning on page 4 and our financial statements and related notes incorporated into this prospectus, before deciding to invest in our common stock.

Overview

We design and synthesize polymer materials at the molecular level by using our expertise in nanotechnology, which is the development of products and production processes at a scale smaller than 100 nanometers (a nanometer is one-billionth of a meter). Our goal is to optimize the electrical, optical mechanical and chemical properties of these materials. We use these materials to improve the performance and functionality of products for use in biochemical analysis and in optical communications networks and computer systems. We believe we have developed a proprietary intellectual property position based on a combination of patents, licenses and trade secrets relating to the design and characterization of polymer materials, methods of polymer synthesis and production of polymers in commercial quantities, as well as device design, characterization, fabrication, testing and packaging technology.

We are developing proprietary polymer materials and products based on these materials for two primary markets: bioscience and electro-optics.

Bioscience

We are developing disposable biochips fabricated for both DNA and protein analysis and a surface plasmon resonance (“SPR”) biosensor designed to enable detection and analysis of possible drug candidates that target protein molecules, biomarker discovery and protein pathway elucidation.

Our NanoCapture™ Arrays are biochips that are coated with our proprietary hydrophobic polymers. These water-resistant polymers surround the microwells on the biochips, better containing the DNA samples in the microwells and reducing cross-contamination between wells. Unlike most other currently available biochips that use Teflon™ to produce microwells, we use a very thin layer of polymer coating on our NanoCapture™ Arrays, providing a cost-effective alternative to Teflon™. Because our polymer coatings are applied to our NanoCapture™ Arrays in very thin layers, these biochips provide the ability to isolate and contain extremely small amounts of samples for testing. This allows the production of biochips that can hold large numbers of samples on the same biochip, providing high throughput with minimal sample volumes. In addition, the polymers we use on our NanoCapture™ Arrays are compatible with silicon, glass, metal, plastic or other materials that provide the base layer for biochips, allowing for a wide range of additional biotechnology applications. Our NanoCapture™ Arrays are currently being tested by major research centers.

In early 2005, we acquired exclusive rights within our markets to Helix Biopharma’s Heterodimer Protein Technology (“HPT”). The combination of Helix’s HPT technology and our proprietary nanosurface modification chemistry will, for the first time, allow researchers to consistently utilize existing DNA arrays to produce protein arrays that accurately mimic the native living cell environment of the body. This is important because other methods in use denature the protein by causing it to unfold so that some of its original properties are diminished or eliminated.

In 2005, we entered into a collaboration agreement with the Institute for Systems Biology to develop a high-throughput, label-free detection platform. The technology platform consists of our ProteomicProcessor and NanoCapture™ Array technology. The ProteomicProcessor tool reads our high density NanoCapture™ Microarrays in real-time, without the use of molecular labels. By combining these technologies, researchers will be able to more quickly isolate, compile and process large amounts of data at high-speeds to accelerate proteomic research. This collaboration resulted in the first generation ProteomicProcessor. This machine is an analytical reader using SPR, a process which reads the changes in the refractive index of the samples in the microwells. Working with the Institute for System Biology, we demonstrated high throughput and high sensitivity non-labeled protein binding in a 1032-spot protein microarray using the ProteomicProcessor. More specifically, we have been able to identify transcription factor binding to certain DNA sequences - critically important information for new drug development. For printed arrays, the patterned chemistry resulted in improved sensitivity, precision, and dynamic range in analyzing the samples’ structure. This result will be published in an article which was accepted for a forthcoming issue of Methods in Enzymology.

We have further refined the ProteomicProcessor, producing two second generation machines in the fourth quarter of 2005 for customer evaluation. With the introduction and market testing of our biosensor, we determined that the surest path to achieving market acceptance was to collaborate with world opinion leaders to establish the viability and validity of our products. The traditional commercial markets - e.g., large pharmaceutical companies and biotech companies - look to recognized research organizations and universities for development of core research methodologies. Demonstrating the value of our products through these opinion leaders will, therefore, allow us to be in a stronger position when we approach these commercial markets later in the year. We will seek to collaborate with additional research centers and universities to develop the ProteomicProcessor to its full commercial potential along with the biochips that will support the resultant applications.

Electro-Optics

We are developing a new generation of electro-optic modulators and other devices for optical networks and systems based on our proprietary polymer materials. The applications for these advanced materials include electro-optic components such as modulators and ring oscillators, polymer electronics such as high performance diodes and transistors, and optical interconnects for high speed (greater than 20 billion cycles per second) inter and intra semiconductor chip communication. Our polymer-based modulators can operate at speeds up to five times faster than existing inorganic crystal-based electro-optic modulators and are smaller, lighter and more energy efficient than electro-optic modulators using inorganic crystals. We have designed and manufactured polymer-based electro-optic modulators that operate at speeds up to 95 GHz. We are continuing development efforts to enhance the speed, efficiency and power requirements of electro-optic materials and devices to meet evolving customer requirements and applications.

We shipped sample quantities of electro-optic modulators and samples of specialized electro-optic polymer material to multiple customers including Raytheon Company, undisclosed defense contractors, government agencies and a semiconductor chip company that is evaluating board and chip level optical interconnects. We are hopeful that these initial shipments will lead to long-term relationships and sustainable commercial sales of our modulators and optical material.

During the third quarter of 2005, we were awarded a patent that protects technology resulting in electro-optic modulators performing with significantly less optical loss and voltage - both crucial performance factors for components in optical networks. We solved fabrication issues by using two layers of different electro-optic polymers. The combination of increased thickness and more electro-optic activity lowered both the optical loss and the operating voltage.

We are also developing terahertz systems which could be used in communication systems applications and in security related applications. We anticipate that working prototypes will be available in late 2006. Potential customers for these systems include various broadcasting companies as well as defense and security agencies.

In addition to our polymer based electro-optic products in development for commercial markets, we develop customized products on a contract basis for U.S. government agencies and government subcontractors, including high performance electro-optic modulators currently unavailable in the commercial market. These development contracts provide us with revenues, help fund our research and development efforts and provide access to certain technological resources of the government and government subcontractors.

We are currently working on two government contracts to produce polymer-based modulators for use in defense communications and detection systems and phased array radar. In November 2005, we were awarded a contract totaling $411,000 through August 2006 from Pennsylvania State University Electro-Optics Center to develop polymer based electro-optic modulators for the detection of terahertz waves. In December 2005, our longest running contract with a government agency, under which we have been awarded a total of $5.7 million since 2001, was renewed for a total of $1.0 million for development work through November 2006. Backlog on our governmental contracts totaled $1,323,000 at December 31, 2005.

Our Collaborative Relationships

External collaborations are an important aspect of our strategic plan. We have strategic relationships with universities, corporate partners and government agencies, which provide us access to important technology. For example, we collaborate actively with the University of Washington relating to polymer materials technology, and we have the right to license technology developed under this relationship. We began a collaboration in January 2006 with the Harvard Medical School to develop a high density protein array. We also participate in a collaborative agreement with the Medical University of South Carolina to co-develop a new protein chip. We license technology from Arizona Microsystems, a company that specializes in the research and development of optical polymeric materials and fabrication processes. We also license technologies related to our NanoCapture Array’s from Sensium Technologies, a subsidiary of Helix BioPharma. We have a collaborative agreement with the Institute for Systems Biology for the purpose of developing high-throughput diagnostic tools and accelerating the path to market for our ProteomicProcessorTM and related consumables. In addition, we have relationships with the Air Force Research Labs and other U.S. Department of Defense agencies, which have resulted in a number of research contracts as well as support from the government in developing novel technology and manufacturing methods.

Our Strategy

Our objective is to be a leading provider of products based on our proprietary technology and know-how in nanotechnology-based polymer materials. We are currently targeting the markets for bioscience and electro-optic devices and systems. We are also developing customized polymer-based applications for government agencies. We intend to achieve our objective through the following key strategies:

•	use our nanotechnology-based polymer materials technology to establish an initial portfolio of successful products;

•	continue to develop proprietary intellectual property;

•	minimize the time to market for our potential products;

•	pursue scientific and commercial collaborative relationships;

•	develop a multi-channel sales and marketing organization;

•	leverage government contracts for technology advantage;

•	expand our testing and manufacturing facilities;

•	pursue opportunistic acquisitions of complementary technologies and businesses; and

•	maintain and broaden our relationships with leading research facilities and personnel.

Our Corporate Information

Lumera was founded in 2000 as a Washington corporation and reincorporated in 2004 under the laws of the state of Delaware. From our inception, we were a consolidated subsidiary of Microvision, Inc. until the completion of our initial public offering in July 2004. We have no collaborative relationship with Microvision that pertains to research and development, manufacturing, or intellectual property. One of our six current directors is also a director of Microvision. Our principal executive office is located at 19910 North Creek Parkway, Bothell, Washington 98011, and our telephone number is (425) 415-6900. Our mailing address is P.O. Box 3040, Bothell, WA 98041-3040. Our website address is www.lumera.com. The information found on our website is not, however, a part of this prospectus.

In this prospectus, references to the “company,” “Lumera,” “we,” “us” and “our” are to Lumera Corporation, a Delaware corporation, unless the context requires otherwise.

We have pending trademark applications for “ACCUPATH,” “PROTEOMICPROCESSOR,” “ACTIVECORE GUIDE,” “BIOSABER,” “NANOCAPTURE” and “LUMERA.” This prospectus also includes trademarks, trade names and service marks of other companies. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, these other parties.

RISK FACTORS

Investing in our common stock is risky. In addition to the other information in this prospectus, you should consider carefully the following risk factors in evaluating us and our business. If any of the events described in the following risk factors were to occur, our business, financial condition or results of operations likely would suffer. In that event, the trading price of our common stock could decline, and you could lose all or a part of your investment.

We have incurred substantial operating losses since our inception and will continue to incur substantial operating losses for the foreseeable future.

Since our inception, we have been engaged primarily in the research and development of our polymer materials technologies and potential products. As a result of these activities, we incurred net losses of $38.2 million from inception through December 31, 2004, and $10.5 million for the twelve months ended December 31, 2005. We anticipate that we will continue to incur operating losses through at least 2006. As of December 31, 2005, we had an accumulated deficit of $48.7 million.

We may not be able to generate significant additional revenue either through development contracts from the U.S. government or government subcontractors or through customer contracts for our potential products or technologies. We expect to continue to make significant operating and capital expenditures for research and development and to improve and expand production, sales, marketing and administrative systems and processes. As a result, we will need to generate significant additional revenue to achieve profitability.

We are subject to the risks frequently experienced by early stage companies.

The likelihood of our success must be considered in light of the risks frequently encountered by early stage companies, especially those formed to develop and market new technologies. These risks include our potential inability to:

•	establish product sales and marketing capabilities;

•	establish and maintain markets for our potential products;

•	identify, attract, retain and motivate qualified personnel;

•	continue to develop and upgrade our technologies to keep pace with changes in technology and the growth of markets using polymer materials;

•	develop expanded product production facilities and outside contractor relationships;

•	maintain our reputation and build trust with customers;

•	improve existing and implement new transaction-processing, operational and financial systems;

•	scale up from small pilot or prototype quantities to large quantities of product on a consistent basis;

•	contract for or develop the internal skills needed to master large volume production of our products; and

•	fund the capital expenditures required to develop volume production due to the limits of our available financial resources.

We are entering new markets, and if we fail to accurately predict growth in these new markets, we may suffer substantial losses.

We are devoting significant resources to the development of products and the support of marketing and sales efforts in new markets, such as the disposable biochip and broader proteomics markets. We expect to continue to seek to identify and develop products for new markets. New markets change rapidly and we cannot assure you that they will grow or that we will be able to accurately forecast market demand, or lack thereof, in time to respond appropriately. Our investment of resources to develop products for these markets may either be insufficient to meet actual demand or result in expenses that are excessive in light of actual sales volumes. Failure to predict growth and demand accurately in new markets may cause us to suffer substantial losses. In addition, as we enter new markets, there is a significant risk that:

•	the market may not accept the price and/or performance of our products;

•	there may be issued patents we are not aware of that could block our entry into the market or result in excessive litigation; and

•	the time required for us to achieve market acceptance of our products may exceed our capital resources, which would require additional investment.

The establishment and maintenance of original equipment manufacturer and other collaborative relationships is critical to the success of our business.

We expect to sell many of our products directly to research laboratories and commercial customers or through potential industry partners. For example, we expect to offer disposable bio-chips to research labs and customers who will use them in DNA analysis and protein discovery. Our ability to generate revenues depends significantly on the extent to which potential customers and other potential industry partners develop, promote and sell systems that incorporate our products. Any failure by potential customers and other potential industry partners to successfully develop and market systems that incorporate our products could adversely affect our sales. The extent to which potential customers and other industry partners develop, promote and sell systems incorporating our products is based on a number of factors that are largely beyond our ability to control.

Our future growth will suffer if we do not achieve sufficient market acceptance of our products.

We are developing nanotechnology-enabled polymer-based products. We do not know when a market for these products will develop, if at all. Our success depends, in part, upon our ability to gain market acceptance of our products. To be accepted, our products must meet the technical and performance requirements of our potential customers. The biochip markets are evolving rapidly and involve many competitors and competing technologies, and the optical communications industry is currently fragmented with many competitors developing different technologies. We expect that only a few of these technologies will ultimately gain market acceptance. Products based on polymer materials may not be accepted by OEMs and systems integrators of optical communications networks. In addition, even if we achieve some degree of market acceptance for our potential products in one industry, we may not achieve market acceptance in other industries for which we are developing products. If the markets we are targeting fail to accept polymer-based products or determine that other products are superior, we may not be able to achieve market acceptance of our products.

All of our current products are either in the development stage or are being tested by potential customers. We cannot assure you that these customer tests will be successful or that they will result in actual material sales of our products.

Achieving market acceptance for our products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by customers. We may be unable to offer products that compete effectively due to our limited resources and operating history. Also, certain large corporations may be predisposed against doing business with a company of our limited size and operating history. Failure to achieve broad acceptance of our products by customers and to compete effectively would harm our operating results.

Successful commercialization of our current and future products will require us to maintain a high level of technical expertise.

Technology in our target markets is undergoing rapid change. To succeed in our target markets, we will have to establish and maintain a leadership position in the technology supporting those markets. Accordingly, our success will depend on our ability to:

•	accurately predict the needs of our target customers and develop, in a timely manner, the technology required to support those needs;

•	provide products that are not only technologically sophisticated but are also available at a price acceptable to customers and competitive with comparable products;

•	establish and effectively defend our intellectual property; and

•	enter into relationships with other companies that have developed complementary technology into which our products may be integrated.

We cannot assure you that we will be able to achieve any of these objectives.

Many of our products will have long sales cycles, which may cause us to expend resources without an acceptable financial return and which makes it difficult to plan our expenses and forecast our revenues.

Many of our products will have long sales cycles that involve numerous steps, including initial customer contacts, specification writing, engineering design, prototype fabrication, pilot testing, regulatory approvals (if needed), sales and marketing and commercial manufacture. During this time, we may expend substantial financial resources and management time and effort without any assurance that product sales will result. The anticipated long sales cycle for some of our products makes it difficult to predict the quarter in which sales may occur. Delays in sales may cause us to expend resources without an acceptable financial return and make it difficult to plan expenses and forecast revenues.

We may require additional capital to continue to fund our operations. If we do not obtain additional capital, we may be required to substantially limit our operations.

Our business does not presently generate the cash needed to finance our current and anticipated operations. Based on our current operating plan and budgeted cash requirements, we believe that we will be able to fund our operations at least through 2007. We will require additional capital to continue to fund our operations in future periods. We expect that we will need to seek additional funding through public or private financings, including equity financings, and through other arrangements, including collaborative arrangements. Poor financial results, unanticipated expenses or unanticipated opportunities could require additional financing sooner than we expect. Such financing may be unavailable when we need it or may not be available on acceptable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing stockholders may be reduced, and these securities may have rights superior to those of our common stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to limit our operations substantially. These limitations of operations may include reductions in capital expenditures and reductions in staff and discretionary costs.

We currently rely heavily on a small number of development contracts with the U.S. Department of Defense and government contractors. The termination or non-renewal of one or more of these contracts could significantly reduce our revenue.

In 2005, 2004 and 2003, 95%, 99% and 99%, respectively, of our revenue was derived from performance on a limited number of development contracts with various agencies within the U.S. Department of Defense. Any significant disruption or deterioration of our relationships with the Department of Defense could significantly reduce our revenues. Our government programs must compete with programs managed by other contractors for limited amounts and uncertain levels of funding. The total amount and levels of funding are susceptible to significant fluctuations on a year-to-year basis. Our competitors frequently engage in efforts to expand their business relationships with the government and are likely to continue these efforts in the future. In addition, our development contracts with government agencies are subject to potential profit and cost limitations and standard provisions that allow the U.S. government to terminate such contracts at any time at its convenience. Termination of our development contracts, a shift in government spending to other programs in which we are not involved, or a reduction in government spending generally or defense spending specifically could severely harm our business. We intend to continue to compete for government contracts and we expect such contracts will be a significant percentage of our revenue for the foreseeable future.

Our development contracts with various agencies within the U.S. Department of Defense require ongoing compliance with applicable federal procurement regulations. Violations of these regulations can result in civil, criminal or administrative proceedings involving fines, compensatory and punitive damages, restitution and forfeitures, as well as suspensions or prohibitions from entering into such development contracts. Also, the reporting and appropriateness of costs and expenses under these development contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an agency of the U.S. Department of Defense. Any failure to comply with applicable government regulations could jeopardize our development contracts and otherwise harm our business.

Some of our products in development are directed at the telecommunications and networking markets, which continue to be subject to overcapacity and slow growth or decline.

We intend over the next several years to derive a substantial portion of our revenues from the sale of electro-optic devices to the telecommunications and networking markets. We have not yet made material sustainable commercial sales of these products, and developments that adversely affect the telecommunications or networking markets, including delays in traffic growth and changes in U.S. government regulation, could halt our efforts to generate revenue or cause revenue growth to be slower than anticipated from sales of electro-optic modulators and antenna products. Reduced spending and technology investment by telecommunications companies may make it more difficult for our products to gain market acceptance. Such companies may be less willing to purchase new technology such as ours or invest in new technology development when they have reduced capital expenditure budgets.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause our stock price to fluctuate greatly and potentially expose us to litigation.

Substantially all of our revenues to date have been generated from a limited number of development contracts with the U.S. government and government contractors. Our revenues have varied significantly based on when government contracts commence or end and whether they receive funding appropriations. Because we intend to expand into commercial sales of our potential products, we are unable to accurately estimate future quarterly revenue and operating expenses based on historical performance. Our quarterly operating results may vary significantly based on many factors, including:

•	reductions or delays in funding of development programs involving new polymer materials technologies by the U.S. government;

•	additions of new customers;

•	fluctuating demand for our potential products and technologies;

•	announcements or implementation by our competitors of technological innovations or new products;

•	the status of particular development programs and the timing of performance under specific development agreements;

•	timing and amounts relating to the expansion of our operations; or

•	costs related to possible future acquisitions of technologies or businesses.

Our current and future expense estimates are based, in large part, on estimates of future revenue, which is difficult to predict. We expect to continue to make significant operating and capital expenditures in the area of research and development and to invest in and expand production, sales, marketing and administrative systems and processes. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses are not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

In one or more future quarters, our results of operations may fall below the expectations of investors and the trading price of our common stock may decline as a consequence. We believe that quarter-to-quarter comparisons of our operating results will not be a good indication of our future performance and should not be relied upon to predict the future performance of our stock price. In the past, companies that have experienced volatility in the market price of their stock have often been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We cannot predict the pace of marketable products we may generate, and any inability to generate a sufficient number of marketable products would reduce our revenues and harm our business.

Our future revenues and profitability are dependent upon our ability to create marketable products, whether through our own research and development efforts or through collaborations with customers or industry partners. Because of the inherently uncertain nature of research and development activities, we cannot predict the pace of new product introductions. We must undertake additional research and development before we are able to develop additional products for commercial sale. Product development delays by us or potential product development partners, or the inability to enter into relationships with these potential partners, may delay or prevent us from introducing products for commercial sale. In addition, our product candidates may not result in products having the commercial potential we anticipate. Any of these factors could reduce our potential commercial sales and lead to inability to generate revenue and attain profitability.

The failure to compete successfully could harm our business.

We expect to face competitive pressures from a variety of companies in each of our target markets. Some of our present and potential competitors have or may have substantially greater research and product development capabilities, financial, scientific, marketing, manufacturing and human resources, name recognition and experience than we have. As a result, these competitors may:

•	succeed in developing products that are equal to or superior to our potential products or that will achieve greater market acceptance than our potential products;

•	devote greater resources to developing, marketing or selling their products;

•	respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our technologies or potential products obsolete;

•	introduce products that make the continued development of our potential products uneconomical;

•	obtain patents that block or otherwise inhibit our ability to develop and commercialize our potential products;

•	withstand price competition more successfully than we can;

•	establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers; and

•	take advantage of acquisitions or other opportunities more readily than we can.

The failure to compete successfully against these existing or future competitors could harm our business.

We may be unable to establish sales and marketing capabilities necessary to successfully commercialize our potential products.

We currently have limited sales and marketing capabilities. To date, we have relied on sales and marketing leadership from our Chief Executive Officer, Mr. Mino, our Chief Technology Officer, Dr. Petcavich, and our Vice President of Sales and Marketing, Mr. Lykken. We will need to either hire more sales personnel with expertise in the markets we intend to address or contract with others to provide for sales support. Although our potential products are all based on our polymer materials technology, the potential products themselves address different markets and can be offered through multiple sales channels. Addressing each market effectively will require sales and marketing resources tailored to the particular market and to the sales channels that we choose to employ. In addition, the markets in which we operate are highly complex and technical; we may not have adequate expertise at Lumera to adequately market our products. We may be unable to establish marketing and sales capabilities necessary to commercialize and gain market acceptance for our potential products. Co-promotion or other marketing arrangements with others to commercialize products could significantly limit the revenues we derive from these products, and these parties may fail to commercialize such products successfully.

We may be unable to obtain effective intellectual property protection for our potential products and technology.

Our intellectual property, or any intellectual property that we have or may acquire, license or develop in the future, may not provide meaningful competitive advantages. Our patents and patent applications, including those we license, may be challenged by competitors, and the rights granted under such patents or patent applications may not provide meaningful proprietary protection. For example, we are aware of numerous patents held by third parties that relate to polymer materials, biochips and electro-optic devices. These patents could be used as a basis to challenge the validity or limit the scope of our patents or patent applications. A successful challenge to the validity or limitation of the scope of our patents or patent applications could limit our ability to commercialize our polymer materials technology and, consequently, reduce our revenues.

Moreover, competitors may infringe our patents or those that we license, or successfully avoid these patents through design innovation. To combat infringement or unauthorized use, we may need to resort to litigation, which can be expensive and time-consuming and may not succeed in protecting our proprietary rights. In addition, in an infringement proceeding a court may decide that our patents or other intellectual property rights are not valid or are unenforceable, or may refuse to stop the other party from using the intellectual property at issue on the ground that it is non-infringing. Policing unauthorized use of our intellectual property is difficult and expensive, and we may not be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect these rights as fully as the laws of the United States.

We also rely on the law of trade secrets to protect unpatented technology and know-how. We try to protect this technology and know-how by limiting access to those employees, contractors and strategic partners with a need to know this information and by entering into confidentiality agreements with these parties. Any of these parties could breach the agreements and disclose our trade secrets or confidential information to our competitors, or these competitors might learn of the information in other ways. Disclosure of any trade secret not protected by a patent could materially harm our business.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing our potential products.

Third parties may claim that our potential products or related technologies infringe their patents. Any patent infringement claims brought against us may cause us to incur significant expenses, divert the attention of our management and key personnel from other business concerns and, if successfully asserted against us, require us to pay substantial damages. In addition, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property unless that party grants us rights to use its intellectual property. We may be unable to obtain these rights on terms acceptable to us, if at all. Even if we are able to obtain rights to a third party’s patented intellectual property, these rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

If our potential products infringe the intellectual property rights of others, we may be required to indemnify customers for any damages they suffer. Third parties may assert infringement claims against our current or potential customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of these customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, we may be unable to continue selling such products.

The technology we license from various third parties may be subject to government rights and retained rights of the originating research institution.

We license technology from the University of Washington and various other research institutions or companies. Many of our partners and licensors have obligations to government agencies or universities. Under their agreements, a government agency or university may obtain certain rights over the technology that we have developed and licensed, including the right to require that a compulsory license be granted to one or more third parties selected by the government agency.

In addition, our partners often retain certain rights under their licensing agreement with us, including the right to use the technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our partners limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

The loss of our chief executive officer, or any inability to attract and retain additional personnel, could impair our ability to maintain or expand our business.

Our future success depends to a significant extent on the continued service of our key management personnel, particularly Thomas D. Mino, our chief executive officer. We do not maintain key person life insurance on any of our executive officers other than Mr. Mino and do not intend to purchase any in the future.

Our future success will also depend on our ability to attract, retain and motivate highly skilled personnel.  In particular, we will need to hire a significant number of technical personnel. Competition for highly educated qualified personnel in the polymer as well as bio-tech industries is intense.  If we fail to hire and retain a sufficient number of qualified engineering, sales and technical personnel, we will not be able to maintain or expand our business.

If we fail to develop and maintain the quality of our manufacturing processes, our operating results would be harmed.

The manufacture of our potential products is a multi-stage process that requires the use of high-quality materials and advanced manufacturing technologies. Also, polymer-related device development and manufacturing must occur in a highly controlled, clean environment to minimize particles and other yield- and quality-limiting contaminants. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of a product in a lot to be defective. If we are not able to develop and continue to improve on our manufacturing processes or to maintain stringent quality controls, or if contamination problems arise, our operating results would be harmed.

If we decide to make commercial quantities of products at our facilities, we will be required to make significant capital expenditures to increase capacity.

We lack the internal ability to manufacture products at a level beyond the stage of early commercial introduction. To the extent we do not have an outside vendor to manufacture our products, we will have to increase our internal production capacity and we will be required to expand our existing facilities or to lease or construct new facilities or to acquire entities with additional production capacities. These activities would require us to make significant capital investments and may require us to seek additional equity or debt financing. We cannot assure you that such financing would be available to us when needed on acceptable terms, or at all. If we are unable to expand internal production capacity on a timely basis to meet increases in demand, we could lose market opportunities for sales. Further, we cannot assure you that any increased demand for our potential products would continue for a sufficient period of time to recoup our capital investments associated with increasing our internal production capacity.

In addition, we do not have experience manufacturing our potential products in large quantities. In the event of significant demand for our potential products, large-scale production might prove more difficult or costly than we anticipate and lead to quality control issues and production delays.

We may not be able to manufacture products at competitive prices.

To date, we have produced limited quantities of products for research, development and demonstration purposes. The cost per unit for these products currently exceeds the price at which we could expect to profitably sell them. If we cannot substantially lower our cost of production as we move into sales of products in commercial quantities, our financial results will be harmed.

We conduct all of our operations at a single facility, and circumstances beyond our control may result in significant interruptions.

We conduct all of our research and development, internal manufacturing and management activities at a single facility in Bothell, Washington. A disaster such as a fire, flood, earthquake, volcanic eruption or severe storm at or near this facility could prevent us from further developing our technologies or manufacturing our potential products, which would harm our business.

We could be exposed to significant product liability claims that could be time-consuming and costly and impair our ability to obtain and maintain insurance coverage.

We may be subject to product liability claims if any of our potential products are alleged to be defective or harmful. Product liability claims or other claims related to our potential products, regardless of their outcome, could require us to spend significant time and money in litigation, divert our management’s time and attention from other business concerns, require us to pay significant damages, harm our reputation or hinder acceptance of our potential products. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could impair our ability to commercialize our potential products.

If we fail to effectively manage our growth, our business could suffer.

Failure to manage our growth could harm our business. To date, substantially all of our activities and resources have been directed at the research and development of our technology and development of potential products. The transition from research and development to a vendor of products will require effective planning and management. In addition, future expansion will be expensive and will likely strain our management and other resources.

In order to effectively manage growth, we must:

•	continue to develop an effective planning and management process to implement our business strategy;

•	hire, train and integrate new personnel in all areas of our business; and

•	expand our facilities and increase our capital investments.

We cannot assure you that we will be able to accomplish these tasks effectively or otherwise effectively manage our growth.

We are subject to regulatory compliance related to our operations.

We are subject to various U.S. governmental regulations related to occupational safety and health, labor and business practices. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alterations of our production processes, cessation of operations, or other actions, which could harm our business.

We may be unable to export our potential products or technology to other countries, convey information about our technology to citizens of other countries or sell certain products commercially, if the products or technology are subject to United States export or other regulations.

We are developing certain polymer-based products that we believe the United States government and other governments may be interested in using for military and information gathering or antiterrorism activities. United States government export regulations may restrict us from selling or exporting these potential products into other countries, exporting our technology to those countries, conveying information about our technology to citizens of other countries or selling these potential products to commercial customers. We may be unable to obtain export licenses for products or technology if necessary. We currently cannot assess whether national security concerns would affect our potential products and, if so, what procedures and policies we would have to adopt to comply with applicable existing or future regulations.

Our use of the name “Lumera” may result in infringement claims and other legal challenges, which could cause us to incur significant expenses, pay substantial damages and be prevented from using this name.

Our use of the name “Lumera” may result in infringement claims and other legal challenges, which could cause us to incur significant expenses, pay substantial damages and be prevented from using this name. In April 2004, we filed a trademark application with the U.S. Patent and Trademark Office to register the trademark “Lumera.” We are aware of a company that has also applied for a trademark for the name Lumera in connection with PC-based electromechanical controls for use in the control and operation of automation equipment. We may not receive approval of our trademark application for the name “Lumera,” and, even if the application is approved, the trademark may be challenged by third parties or invalidated. As a result of such infringement claims or challenges, we may incur significant expenses, pay substantial damages and be prevented from using the name “Lumera” unless we enter into royalty or license agreements. We may not be able to obtain royalty or license agreements on terms acceptable to us, if at all. Use of the name “Lumera” or similar names by third parties may also cause confusion to our clients and confusion in the market, which could decrease the value of our brand and harm our reputation.

We may incur liability arising from the use of hazardous materials.

Our business and our facilities are subject to a number of federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that we use or generate in our operations. Many of these environmental laws and regulations subject current or previous owners or occupiers of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or occupier knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were taken in compliance with the law. In our business, we use hazardous materials that are stored on site. We use various chemicals in our manufacturing process which may be toxic and covered by various environmental controls. The waste created by use of these materials is transported off-site by an unaffiliated waste hauler. Many environmental laws and regulations require generators of waste to take remedial actions at an off-site disposal location even if the disposal was conducted lawfully. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental laws and regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could severely harm our business.

Acquisitions or investments may be unsuccessful and may divert our management’s attention and consume significant resources.

We may in the future acquire or make investments in other businesses as well as products and technologies to complement our current business. Any future acquisition or investment may require us to use significant amounts of cash, make potentially dilutive issuances of equity securities or incur debt. In addition, acquisitions involve numerous risks, any of which could harm our business, including:

•	difficulties in integrating the operations, technologies and personnel of acquired businesses;

•	diversion of our management’s attention from other business concerns;

•	unavailability of favorable financing for future acquisitions;

•	potential loss of key employees of acquired businesses;

•	inability to maintain the key business relationships and the reputations of acquired businesses;

•	responsibility for liabilities of acquired businesses;

•	inability to maintain our standards, controls, procedures and policies; and

•	increased fixed costs.

Our plan to develop relationships with strategic partners may not be successful.

As part of our business strategy, we have developed relationships and entered into agreements with strategic partners, such as with Helix BioPharma, the University of Washington and Arizona Microsystems, to conduct research and development of technologies and products. We expect to continue to evaluate similar opportunities. For these efforts to be successful, we must identify partners whose competencies complement ours. We must also successfully enter into agreements with them on terms attractive to us, and integrate and coordinate their resources and capabilities with our own. We may be unsuccessful in entering into agreements with acceptable partners or negotiating favorable terms in these agreements. Also, we may be unsuccessful in integrating the resources or capabilities of these partners. In addition, our strategic partners may prove difficult to work with or less skilled than we originally expected. If we are unsuccessful in our collaborative efforts, our ability to develop and market products could be severely limited.

As our business grows, if we need to establish global operations, we will be subject to various risks.

Many of the markets that we propose to address are global and may require us to conduct foreign operations, including the establishment of sales, manufacturing and possible research and development facilities in other countries. While the specific risks that will apply to these activities would depend on the circumstances, we could become subject to risks relating to foreign currency fluctuations, political and social unrest, local regulatory systems and varying standards for the protection of intellectual property. The existence of any of these risks will complicate our business and may lead to unexpected and adverse effects on our business. If we are required to conduct significant foreign operations, we will also need expertise in such operations, which we do not presently have.

Insiders have substantial control over us.

Our principal stockholders, including Microvision, directors, executive officers and entities affiliated with them beneficially owned approximately 18.5% of the outstanding shares of our common stock as of March 1, 2006. As a result, these stockholders, if they were to act together, would be able to significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. The concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

In addition, Richard F. Rutkowski, one of our current directors, is also a director of Microvision.

Our limited operating history makes financial forecasting difficult for us and for others that may publish estimates of our future financial results.

As a result of our limited operating history, it is difficult to accurately forecast our revenue and results, including product sales and government contract revenue, cost of revenue, research and development expenses, marketing, general and administrative expenses and other financial and operating data. We have a limited amount of meaningful historical financial data upon which to base projected revenue or expenses. We base our current expense levels and estimates of future expense levels on our operating plans and estimates of future revenue, and our future expenses will be dependent in large part upon our future levels of product sales. Sales and results are difficult to forecast because we do not currently have any commercial customers, we are uncertain of the extent of orders for our products and the mix, volume and timing of any such orders, and we are uncertain of the receipt of and extent of performance under government contracts. As a result, we may be unable to make accurate financial forecasts of revenue or expenses. Financial analysts and others that may seek to project our future performance face similar difficulties. This inability to accurately forecast our revenue and expenses could cause our financial results to differ materially from any projected financial results and could cause a decline in the trading price of our common stock.

Risks Related to the Securities Market and this Offering

The market price of our shares may experience extreme price and volume fluctuations for reasons over which we have little control.

The trading price of our common stock has been, and is likely to continue to be, extremely volatile. Since our initial public offering in July 2004, the closing price of our common stock as reported on the Nasdaq National Market has ranged from a high of $8.75 to a low of $3.65. Our stock price could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, the risks relating to an investment in our stock described above and the following:

•	new products or services offered by us or our competitors;

•	failure to meet any publicly announced revenue projections;

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	issuances of debt or equity securities; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the Nasdaq National Market and companies in our industry, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business.

Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock, including sales of shares as a result of this offering, or the perception that these sales could occur. This may also make it more difficult for us to raise funds through the issuance of debt or the sale of equity securities. As of March 31, 2006, we had outstanding 16,758,116 shares of common stock. Our unregistered securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act, to the extent permitted by Rule 144 or other exemptions under the Securities Act. The holders of the shares of common stock issued in our previous financing transactions have standard piggyback and demand registration rights.

As of March 31, 2006, there were an aggregate of 3,157,252 shares of common stock issuable upon exercise of outstanding stock options and warrants. We may issue additional shares in the future in connection with acquisitions, compensation or otherwise. We have not entered into any agreements or understanding regarding any future acquisitions not described herein and cannot ensure that we will be able to identify or complete any acquisition in the future.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate,” “estimate,” the negative of these words or other comparable words. These statements are only predictions. You should not place undue reliance on these forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our future operating results;

•	our ability to obtain external financing;

•	our understanding of our competition;

•	industry and market trends;

•	future capital expenditures; and

•	the impact of technology on our products, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described by us in “Risk Factors,” not all of which are known to us. Neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We will update this prospectus only to the extent required under applicable securities laws. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

USE OF PROCEEDS

All net proceeds from the sale of the shares of common stock being offered hereby will go to the stockholders who offer and sell them. We will not receive any proceeds from this offering.

SELLING STOCKHOLDERS

The selling stockholders may sell up to 2,550,000 shares of our common stock pursuant to this prospectus.

The selling stockholders may from time to time offer and sell pursuant to this prospectus the respective number of shares of our common stock as are set forth opposite their names in the table below. The following table sets forth the name of each selling stockholder and the following information, based on information they have provided to us:

•	the number of shares of our common stock beneficially owned by such selling stockholder;

•	the maximum number of shares that may be offered for sale by such selling stockholder under this prospectus;

•	the number of shares beneficially owned by each selling stockholder, assuming all such shares are sold; and

•	the percentage of our outstanding common stock beneficially owned by such selling stockholder.

The selling stockholders may offer all, some or none of the common stock shown in the table. Because the selling stockholders may offer all or some portion of the common stock, we have assumed for purposes of completing the last two columns that all shares of common stock offered hereby will have been sold by the selling stockholders upon termination of sales pursuant to this prospectus. Beneficial ownership is determined by the rules of the SEC and includes voting or investment power over the securities. If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of February 2, 2006, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder’s percentage ownership of the common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder. The percentage of ownership shown in the table is based on 16,748,116 shares of common stock issued and outstanding as of February 2, 2006.

Selling Stockholder	Shares Owned and Ownership Percentage Prior to Offering (1)		Shares Being Offered	Shares Owned And Ownership Percentage After Offering (1)
Erick Paulson	70,000	*	45,000	25,000	*
First Mirage, Inc. (2)	42,466	*	25,000	17,466	*
Generation Capital Associates (3)	401,925	2.4	150,000	251,925	1.5
Newton Family , LLC (4)	62,000	*	62,000	0	*
Newton Foundation (5)	477,000	2.8	377,000	100,000	*
Paulson Family LLC (6)	138,000	*	100,000	38,000	*
Paulson Investment Company, Inc. (7)	1,339,085	7.8	397,000	942,085	5.5
Professional Traders Fund, LLC	127,400	*	50,000	77,400	*
Scott Weber and Luba Weber JTWROS	13,500	*	10,000	3,500	*
Shepherd Investments International, Ltd. (8)	1,000,000	6.0	1,000,000	0	*
Stephen H. Kleemann and Barbara A. Kleemann TTEE for The Kleemann Family 2004 Revocable Trust (9)	40,000	*	40,000	0	*
Sterling Trust Co. Custodian FBO William C. Newton Account #64140	286,000	1.7	286,000	0	*
Trent Davis (10)	10,000	*	8,000	2,000	*

(1) Assumes that all of the shares held by the selling stockholders and being offered under this prospectus are sold and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

(2) Fred A. Brasch, Frank E. Hart and David A. Rapaport, as Chief Financial Officer, General Partner and Executive Vice President and General Counsel, respectively, of High Capital Funding, LLC, the parent of First Mirage, Inc., share voting and investment control over these securities.

(3) Fred A. Brasch, Frank E. Hart and David A. Rapaport, as Chief Financial Officer, General Partner and Executive Vice President and General Counsel, respectively, of High Capital Funding, LLC, the parent of Generation Capital Associates, share voting and investment control over these securities.

(4) William C. Newton, Jr., Managing Member of the Newton Family, LLC, exercises sole voting and investment control over these securities.

(5) William C. Newton, as Trustee of the Newton Foundation, exercises sole voting and investment control over these securities.

(6) Chester L.F. Paulson and Jacqueline M. Paulson, Managers of Paulson Family LLC, share voting and investment control over these securities. The stockholder is or may be an affiliate of a registered broker-dealer. We have been informed by the selling stockholder that such selling stockholder acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired the securities, it had no agreement or understanding, direct or indirect, with any person to distribute the securities. Paulson Investment Company, Inc., a wholly-owned subsidiary of Paulson Capital Corp., which may be deemed to be controlled by Chester L.F. Paulson and Jacqueline M. Paulson, acted as managing underwriter for the Company’s initial public offering in July, 2004. Chester L.F. Paulson and Jacqueline M. Paulson, as Chairman and Corporate Secretary, respectively, of Paulson Investment Company, Inc. and its parent company, Paulson Capital Corp., may be deemed to be the beneficial owners of securities held by Paulson Investment Company, Inc. and Paulson Capital Corp.

(7) Includes 346,085 shares issuable upon exercise of common stock purchase warrants. The stockholder is or may be an affiliate of a registered broker-dealer. We have been informed by the selling stockholder that such selling stockholder acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired the securities, it had no agreement or understanding, direct or indirect, with any person to distribute the securities. Paulson Investment Company, Inc. acted as managing underwriter for the Company’s initial public offering in July, 2004. The selling stockholder is a wholly-owned subsidiary of Paulson Capital Corp., a publicly-held entity.

(8) Michael A. Roth and Brian J. Stark, Managing Members of the selling stockholders investment manager, share voting and investment control over these securities. The stockholder is or may be an affiliate of a registered broker-dealer. We have been informed by the selling stockholder that such selling stockholder acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired the securities, it had no agreement or understanding, direct or indirect, with any person to distribute the securities.

(9) Stephen H. Kleemann and Barbara A. Kleemann share voting and investment control over these securities as co-trustees of the The Kleemann Family 2004 Revocable Trust.

(10) Trent Davis is currently the President of Paulson Investment Company, Inc., which acted as managing underwriter for the Company’s initial public offering in July, 2004. Trent Davis was Vice President of Syndication for Paulson Investment Company, Inc. at the time of our initial public offering.

(*) Less than one percent.

PLAN OF DISTRIBUTION

We are registering shares of our common stock on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes donees, transferees, pledgees and other successors in interest (other than purchasers pursuant to this prospectus) selling shares received from a named selling stockholder after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock registered hereunder. We will pay for all costs, expenses and fees in connection with the registration of the shares being sold by the selling stockholders. The selling stockholders will pay for all selling discounts and commissions, if any.

Following the effective date of this prospectus, the selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	through privately negotiated transactions;

•	in short sales;

•	in sales pursuant to Rule 144;

•	in a broker-dealer transaction where the broker-dealer agrees with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any such methods of sale; and

•	through any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock being offered by the selling stockholders will be freely tradable in the hands of persons other than our affiliates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the following documents filed by us with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005, including any amendment filed for the purpose of updating such Annual Report;

•	A Proxy Statement for Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 10, 2006; and

•
The description of our common stock contained in our registration statement on Form 8-A (File No. 000-50862) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Lumera Corporation
19910 North Creek Parkway
Bothell, Washington 98011
Attention: Investor Relations
(425) 415-6900

Copies of these filings are also available, without charge, on our Internet website at www.lumera.com as soon as reasonably practicable after they are filed electronically with the SEC.

LEGAL MATTERS

For the purpose of this offering, Ropes & Gray LLP, San Francisco, California, is giving its opinion on the validity of the shares.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s extensive transactions and relationships with Microvision, Inc. as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered.

Securities and Exchange Commission registration fees	$1,323

Printing and engraving expenses*	1,000

Legal fees and expenses*	15,000

Accounting fees and expenses*	2,500

Blue sky fees and expenses*	1,000

Transfer Agent and Registrar fees*	2,500

Miscellaneous*	2,500

Total*	$25,823

* Estimated

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. Our Certificate of Incorporation further provides that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL.

The registrant has obtained director and officer liability insurance under which, subject to the limitations of such policies, coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters and (b) to the registrant with respect to payments which may be made by the registrant to these officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16. Exhibits.

INDEX TO EXHIBITS

The following documents are filed herewith or have been included as exhibits to previous filings with the Securities and Exchange Commission and are incorporated by reference as indicated below.

Exhibit Number	Description
4.1	Form of Common Stock Certificate. Filed previously with Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 filed on July 15, 2004, SEC File No. 333-115650.
5.1	Opinion of Ropes & Gray LLP.
23.1	Consent of PricewaterhouseCoopers LLP. Filed previously with the Registrant’s Registration Statement on Form S-3 filed on February 7, 2006, SEC File No. 333-131634.
23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney. Filed previously with the Registrant’s Registration Statement on Form S-3 filed on February 7, 2006, SEC File No. 333-131634.

Item 17. Undertakings.

a. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

iii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B;

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at the date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made ion a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective4 date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bothell, State of Washington, on the 13 day of April, 2006.

LUMERA CORPORATION

By:	/s/ Thomas D. Mino
Name: Thomas D. Mino
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Thomas D. Mino Thomas D. Mino	Chief Executive Officer and Director (Principal Executive Officer)	April 13, 2006

/s/ Peter J. Biere Peter J. Biere	Chief Financial Officer and Treasurer (Principal Accounting Officer)	April 13, 2006

* Robert A. Ratliffe	Chairman of the Board of Directors	April 13, 2006

* Fraser Black	Director	April 13, 2006

* Donald Guthrie	Director	April 13, 2006

* C. James Judson	Director	April 13, 2006

* Richard F. Rutkowski	Director	April 13, 2006

*By:	/s/ Peter J. Biere
Peter J. Biere
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Common Stock Certificate. Filed previously with Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 filed on July 15, 2004, SEC File No. 333-115650.
5.1	Opinion of Ropes & Gray LLP. Filed previously with the Registrant's Registration Statement on Form S-3 filed on February 7, 2006, SEC File No. 333-131634.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney. Filed previously with the Registrant’s Registration Statement on Form S-3 filed on February 7, 2006, SEC File No. 333-131634.